Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                         Telephone: 712.732.4117


                   META FINANCIAL GROUP DECLARES CASH DIVIDEND

(Storm Lake, Iowa - May 23, 2005) Meta Financial Group, Inc. (NASDAQNM:CASH) announced that the Company will pay a cash dividend of $0.13 per share for the third fiscal quarter of 2005. This dividend will be payable on or about July 1, 2005 to shareholders of record as of June 15, 2005. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At March 31, 2005, Meta Financial Group had assets of $795.8 million and shareholders' equity of $44.9 million.










Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank and MetaBank West Central. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

This release contains forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.